                            FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made as of June 1, 1994, by and between TEACHERS' RETIREMENT SYSTEM OF THE STATE OF ILLINOIS ("Landlord"), and VIDEO BROADCASTING CORPORATION, a Delaware corporation, doing business as Medialink ("Tenant").

                                R E C I T A L S:

     A. WHEREAS, Landlord and Tenant entered into a lease dated June 7, 1989 (the "Lease") for certain premises designated as Suite No. 2010 consisting of approximately 1,317 rentable square feet of space (the "Premises") and located in the building commonly known as The Time & Life Building, 541 North Fairbanks Court, Chicago, Illinois (the "Building"); and

     B. WHEREAS, the current term of the Lease (the "Original Term") is scheduled to expire on July 31, 1994; and

     C. WHEREAS, Tenant has requested and Landlord has agreed to amend the Lease by, among other things, extending the Original Term (the Original Term, as extended pursuant hereto, the "Term") through February 28, 1999, all on the terms and conditions hereinafter set forth; and

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

     1. Extension of Term. The term of the Lease is hereby extended through February 28, 1999, unless sooner terminated pursuant to the Lease or this Amendment, subject to all of the terms and conditions of the Lease, as modified herein.

     2. Annual Base Rent. Notwithstanding the provisions of Paragraph 3 of the Lease, commencing on March 1, 1994 (the "Extension Commencement Date"), Base Rent shall be as follows for each twelve (12) month period beginning on the Extension Commencement Date (or each anniversary thereof) and ending on the last day of February of the next following calendar year (a "Lease Year"):

  Lease Year        Sq. Ft. Rate    Monthly Base Rental   Annual Base Rental
  ----------        ------------    -------------------   ------------------
      1                 $6.25             $685.94             $ 8,231.25
      2                 $6.75             $740.81             $ 8,889.75
      3                 $7.25             $795.69             $ 9,548.25
      4                 $7.75             $850.56             $10,206.75
      5                 $8.25             $905.44             $10,865.25

Beginning on the Extension Commencement Date, Tenant shall pay Landlord the Monthly Base Rental due, in advance, on the Extension Commencement Date and on the first day of each calendar month during the Term as set forth in the schedule above, without any notice, demand, set-off or deduction whatsoever. Tenant shall continue to pay the Rent Adjustment and all other amounts due and payable under or pursuant to the Lease throughout the Term.

     3. Improvements. Landlord agrees, at Landlord's cost and expense, to perform the work as set forth in the Workletter attached hereto and incorporated herein as Exhibit A.

     4. Heating and Air Cooling. Notwithstanding Article 5(A)(i) of the Lease, so long as Tenant is not in default under any covenant or condition of the Lease or this Amendment, Landlord shall provide heating and air cooling when necessary to provide a temperature condition for comfortable occupancy daily, in season, from 8:00 A.M. to 6:00 P.M. and on Saturdays from 8:00 A.M. to 1:00 P.M., Sunday and holidays excepted.

     5. Signage. Tenant shall have the right, subject to Landlord's prior written approval, which shall not be unreasonably withheld, to install its standard signage/graphics in a workmanlike manner upon the entrance to and inside the Premises.

     6. Condition of Premises. Except as set forth in the Workletter attached hereto and in the Lease, Landlord shall have no obligation to make any repairs or improvements to the Premises and Tenant accepts the Premises "AS-IS", "WHERE-IS". Tenant acknowledges that, as of the date of Tenant's execution of this Amendment, the condition of the Premises is acceptable to Tenant, except for the work to be performed by Landlord pursuant to paragraph 3. No promise of Landlord to alter, remodel, decorate, clean or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord to Tenant, unless the same is contained herein.

     7. ADA. Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. ss.12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements under Title III of the ADA ("Title III") pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and Building depending on, among other things: (1) whether Tenant's business operations are deemed a "place of public accommodation" or a "commercial facility", (2) whether compliance with such requirements is "readily achievable" or "technically infeasible", and (3) whether a given alteration affects a "primary function area" or triggers so-called "path of travel" requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and Building sufficient to determine whether or not the Premises and Building in their condition current as of the date hereof deviate in any manner from the ADA Accessibility Guidelines ("ADAAG") or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant further acknowledges and agrees that except as may otherwise be specifically provided below, Tenant accepts the Premises and Building in "as-is" condition and agrees that Landlord makes no representation or warranty as to whether the Premises or Building conform to the requirements of the ADAAG or any other requirements under the ADA pertaining to the acces-sibility of the Premises or the Building. Tenant has prepared or reviewed the plans and specifications for the Landlord's Work and has independently determined that such plans and specifications are in conformance with the ADAAG and any other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA. Notwithstanding anything to the contrary in the Lease or this Amendment, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Landlord shall be responsible for performing ADA Title III compliance work required in the common areas of the Building on the floors on which the Premises are located, (b) Tenant shall be responsible for all Title III compliance and costs in connection with the Premises, including work, if any, in connection with any leasehold improvements (such as, but not limited to, partition, curtain and other non-loadbearing walls) or work to be performed in the Premises under or in connection with this Amendment; provided, however that Tenant shall not be responsible for Title III compliance and costs in connection with structural work in the Premises which relates to the structural and mechanical building systems except to the extent such costs are included as Expenses as defined in Paragraph 4(A)(ii) of the Lease, and (c) Landlord shall perform, and Tenant shall be responsible for the cost of, any so-called Title III "path of travel" requirements triggered by any construction activities or alterations in the Premises. Except as set forth above with respect to Landlord's Title III obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to the Tenant or any affiliates or persons or entities related to the Tenant (collectively, "Affiliates"), operations of the Tenant or Affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant's employees.

     8. No Further Renewal Options. Tenant acknowledges that Tenant shall have no further right to renew or extend the Term.

     9. Brokers. Landlord and Tenant each represent and warrant to the other that it has not dealt with any brokers, salesmen or finders in connection with this Amendment other than Spiro Ricciardi Partners, Inc. and Miglin-Beitler, whose commissions shall be paid by Landlord pursuant to a separate written agreement. Landlord and Tenant each agree to defend, indemnify and hold the other harmless from and against all claims by any broker other than Spiro Ricciardi Partners, Inc. and Miglin-Beitler for fees, commissions or other compensation to the extent such broker, salesman or finder alleges to have been retained by the indemnifying party in connection with the execution of this Amendment. The provisions of this Section 9 shall survive the expiration or sooner termination of the Lease.

     10. Hazardous Substances. As used herein, the following terms shall have the following meanings:

          "Claim" shall mean and include any demand, cause of action, proceeding or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) the costs of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions, and (iii) enforcing insurance, contribution or indemnification agreements.

          "Environmental Law", shall mean and include all federal, state and local statutes, ordinances, regulations and rules relating to environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7
     U. S. C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C.
     Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and any environmental protection, state superlien or environmental clean-up statutes of the State of Illinois, with implementing regulations and guidelines, as amended from time to time. Environmental Laws shall also include all state, regional, county, municipal and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

          "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under the TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. ss. 1910.1200 et seq.; and industrial process and pollution control wastes, whether or not hazardous within the meaning of RCRA.

          "Manage" or "Management" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, or abandon Hazardous Materials.

          "Release" or "Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

          "Response" or "Respond" shall mean action taken in compliance with Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate, assess or abate the Release of a Hazardous Material.

     During the Term, (a) Tenant shall comply at its own cost with all Environmental Laws; (b) Tenant shall not Manage, or authorize the Management of, any Hazardous Materials on the Premises, including installation of any underground storage tanks, without prior written disclosure to and approval by Landlord; (c) Tenant shall not take any action that would subject the Premises to permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials; (d) Tenant shall not dispose of Hazardous Materials in dumpsters provided by Landlord for tenant use; (e) Tenant shall not discharge Hazardous Materials into Project drains or sewers; (f) Tenant shall not cause or allow the Release of any Hazardous Materials on, to, or from the Project; and
(g) Tenant shall arrange at its own cost for the lawful transportation and off-site disposal of all Hazardous Materials that it generates.

     During the Term, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, or other federal, state or local agency or authority, or any other entity or individual, concerning (a) any Release of a Hazardous Material on, to or from the Premises; (b) the imposition of any lien on the Premises; or (c) any alleged violation of or responsibility under Environmental Laws. Landlord and Landlord's agents and employees shall have the right to enter the Premises and conduct appropriate inspections or tests in order to determine Tenant's compliance with Environmental Laws. Upon written request by Landlord, Tenant shall provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other applicable documents to demonstrate that Tenant complies with all Environmental Laws relating to the Premises. If Tenant's Management of Hazardous Materials at the Premises gives rise to liability or to a Claim under any Environmental Law, causes a significant public health effect or creates a nuisance, Tenant shall promptly take all applicable action in Response. Tenant shall indemnify, defend, and hold harmless Landlord, its partners, its lenders, any managing agents and leasing agents of the Premises, and their respective agents, partners, officers, directors and employees, from and against any and all Claims arising from or attributable to any breach by Tenant of any of its warranties, representations or covenants in this Paragraph 10. Tenant's obligations hereunder shall survive the termination or expiration of the Lease as amended by this Amendment. Landlord shall indemnify, defend and hold harmless Tenant from and against any and all liability arising from or in connection with Hazardous Materials, which liability results solely from the gross negligence or willful misconduct of Landlord.

     11. Agency. This Amendment is executed by Capital Associates Realty Advisors Corp. ("Capital") acting solely as the duly authorized agent for the Teachers' Retirement System of the State of Illinois, and all the terms, provisions, stipulations, covenants and conditions to be performed by Landlord are undertaken solely as said duly authorized agent, and not individually, and all statements herein made by Landlord except for its authority to act as agent are made on information and belief and are to be construed accordingly. No personal liability shall be asserted or be enforceable against Capital or any of its agents, employees or shareholders by reason of any of the terms, provisions, stipulations, covenants and/or statements contained in this instrument.

     12. TRS Limitation of Liability. Without limitation of any other provision of the Lease or this Amendment, this Amendment is being executed by and on behalf of the Teachers' Retirement System of the State of Illinois ("TRS"). Neither TRS nor any present or future officer, director, employee, trustee, member or agent of TRS shall have any personal liability, directly or indirectly, and recourse shall not be had against TRS or any such officer, director, employee, trustee, member or agent, under or in connection with this Lease or any other document or instrument heretofore or hereafter executed in connection with same. Tenant hereby waives and releases any and all such personal liability and recourse. Tenant and its successors and assigns and all other persons claiming by, through or under Tenant shall look solely to Landlord's interest in the Building with respect to any claim against Landlord arising under or in connection with this Amendment or any other document or instrument heretofore or hereafter executed in connection with this Amendment. The limitations of liability provided herein are in addition to, and not in limitation of, any limitations of liability otherwise set forth herein or applicable to TRS by law or in any other contract, agreement or instrument.

     13. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof shall remain unmodified and in full force and effect as originally written. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for the purposes of the Lease. To the extent of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall control.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives effective as of the date hereinabove written.

LANDLORD:                               TENANT:


TEACHERS' RETIREMENT SYSTEM             VIDEO BROADCASTING
OF THE STATE OF ILLINOIS                CORPORATION, a Delaware
                                        corporation, doing business as Medialink

By: CAPITAL ASSOCIATES
    REALTY ADVISORS CORP., its
    investment manager and duly         By: /s/ J. Graeme McWhirter
    authorized agent                       ------------------------------------
                                              Name:  J. Graeme McWhirter
                                                   ----------------------------
                                              Title:  Executive Vice President
                                                    ---------------------------
    By: /s/ Thomas J. Pabian
       ------------------------------
          Name:  Thomas J. Pabian
               ----------------------
          Its:  Executive V.P.
               ----------------------

                                   EXHIBIT A

                                   WORKLETTER

     Landlord and Tenant hereby agree as follows:

     1. Incorporation of Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Amendment to which this Exhibit is attached and in which this Exhibit is incorporated.

     2. Landlord's Work. Landlord, at Landlord's sole cost and expense, shall commence and diligently prosecute to completion the work ("Landlord's Work") described in Attachment A attached hereto and incorporated herein. Landlord's Work shall be constructed in a good and workmanlike fashion, in accordance with the requirements set forth herein and in compliance with all applicable laws, ordinances, rules and other governmental requirements, including, but not limited to, the requirements of Landlord's fire insurance underwriters and all applicable Environmental Laws and Handicap Access Laws. Where several sets of the foregoing laws, codes and standards must be met, the strictest shall apply where not prohibited by another law, code or standard.

     3. Contractor. Landlord shall competitively bid Landlord's Work and Landlord agrees to allow one (1) contractor chosen by Tenant and reasonably acceptable to Landlord to submit a bid to perform Landlord's Work. Landlord shall select the contractor which submits the lowest bid to perform Landlord's Work.

     4. Miscellaneous. Except as expressly set forth herein or in the Amendment, Landlord has no agreement with Tenant and has no obligation to do any work with respect to the Premises and the Amendment sets forth the entire agreement of

Tenant and Landlord regarding Landlord's Work.

     Attachments
     -----------
     Attachment A   -    Description of Landlord's Work

                           ATTACHMENT A TO EXHIBIT A

                                LANDLORD'S WORK


1.  Install new reception door.

2.  Repair one (1) door latch.

3.  Replace all damaged ceiling tile.

4.  Clean and paint all HVAC vents.

5.  Repaint the Premises.

6.  Install new 28 ounce carpeting.

7.  Install new baseboard molding.

8.  Install two (2) duplex outlets.

9.  Install wire shelving above sink.

10.  Install shelves in three (3) closets.

11.  Install one (1) shelf in each private office.